Item 77C:
The Annual Meeting of Shareholders of the Fund was held on June 13, 2006. At the meeting, shareholders voted on the election of all directors, the approval of the removal of a fundamental investment policy with respect to investment in the electrical utility industry, to approve an Agreement and Plan of Reorganization and to ratify the appointment of Tait, Weller & Baker LLP, the existing independent registered public accounting firm.


WITH REGARD TO THE ELECTION OF THE FOLLOWING DIRECTORS OF THE FUND:

                                     # OF             # OF
                                     SHARES           SHARES
                                     IN FAVOR         WITHHELD

W. Thacher Brown                     3,458,799        85,661
John Gilray Christy                  3,454,745        89,715
Morris Lloyd, Jr.                    3,453,741        90,719
J. Lawrence Shane                    3,452,916        91,544



# OF               # OF              # OF             # OF
SHARES             SHARES            SHARES           BROKER
IN FAVOR           ABSTAINED         AGAINST          NON-VOTES

WITH REGARD TO THE PLAN OF REORGANIZATION:
Plan of reorganization
2,340,711          102,340           127,935          973,474


WITH REGARD TO THE INVESTMENT POLICY CHANGE:
New investment policy
2,392,438          102,744            75,804          973,474


WITH REGARD TO RATIFY THE APPOINTMENT OF THE FUND'S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM:
Appointment of the independent registered public accounting firm
3,467,621           28,047            48,792             0